Exhibit 21


                        AUTOTOTE CORPORATION SUBSIDIARIES

Autotote Management Corporation (Delaware) (100%)

Newark Holdings, Inc. (Delaware) (100%)
    Autotote Systems, Inc. (Delaware) (100%)
       Autotote International, Inc. (Delaware) (100%)
       Autotote Canada Inc. (Ontario) (100%)
       Autotote Worldwide Limited (Non-Resident Ireland (Bermuda)) (99%, 1% NHI) Autotote Worldwide Services, Limited (Ireland) (100%)
       Autotote International, Ltd. (Ireland) (100%) (Inactive)

    Autotote Products, Inc. (Delaware) (100%) (Inactive)
       HTP, Inc. (Pennsylvania) (100%) (Inactive)

Autotote Enterprises, Inc. (Connecticut) (100%)

Autotote Keno Corporation (Nebraska) (100%)
    Big Red Lottery Services, Limited Partnership (Nebraska) (40%)
    Lincoln's Big Red Lottery Services, Limited Partnership (Nebraska) (40%) Gretna's Big Red Lottery Services, Limited Partnership (Nebraska) (40%)

Autotote Lottery Corporation (Delaware) (100%)
    Autotote Lottery Canada Inc. (Ottawa) (100%)
    Autotote Israel Ltd. (Israel) (80%)

ETAG Electronic Totalisator  AG  (Switzerland)  (100%)
    TEK  Tufelektronik  GMBH (Germany)  (100%)
    Datek  Toto  Dienstielstung  GMBH  (Germany)  (50%)
    ETAG Electronic Totalisator GesMBH (Austria) (100%)

Tele Control Kommunikations und Computersysteme GesMBH (Austria) (100%)

Autotote Communication Services, Inc., formerly Autotote Simulcast Corporation
    (Delaware) (100%)

Marvin H. Sugarman Productions, Inc. (New York) (100%)
    SJC Video Corporation (California) (66.67%)

Racing Technology, Inc. (New York) (100%)

SOFINAX (France) (100%)
    SEPMO (France) (100%)
    REALM  (France)  (78%) (22% held by SOFINAX  directly)
    SASO  (France)  (100%)
    Microdyne Flocam (France) (54%)

Autotote Mexico, Ltd. (Delaware) (100%)